News Release Contact: Robert M. Plante Vice President & Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces First Quarter Results and
Declares Quarterly Distribution of $0.5875 Per Common Unit

WHIPPANY, N.J., January 22, 2004 — Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas, heating oil and related products and services nationwide, today announced its results for the first quarter of fiscal 2004 ended December 27, 2003. The Partnership also declared its quarterly distribution of $0.5875 per Common Unit.

Net income for the three months ended December 27, 2003 amounted to $20.1 million, or $0.71 per Common Unit, compared to $23.3 million, or $0.92 per Common Unit, for the three months ended December 28, 2002. Earnings before interest, taxes, depreciation and amortization ("EBITDA") amounted to $37.1 million compared to $39.2 million for the prior year quarter. Results for the first quarter of fiscal 2004 include the results from the December 23, 2003 acquisition of the assets of Agway Energy from the date of acquisition through the end of the quarter. The weighted average number of Common Units outstanding increased 12.2% as of the end of the first quarter of fiscal 2004 compared to the prior year quarter, as a result of the successful follow-on equity offerings completed in June and December of 2003.

Temperatures nationwide, as reported by the National Oceanic and Atmospheric Administration ("NOAA"), averaged 7% warmer than normal in the first quarter of fiscal 2004 compared to 2% colder than normal in the prior year quarter, or 9% warmer temperatures year-over-year. Retail propane gallons sold in the first quarter of fiscal 2004 decreased 5.7% to 131.9 million gallons compared to 139.9 million gallons in the prior year quarter, primarily due to the warmer nationwide average temperatures. Revenues increased 10.8% to $221.1 million from $199.6 million in the prior year quarter, primarily as a result of higher average selling prices attributable to higher propane costs during the quarter offset, to an extent, by lower volumes sold as noted above. Additionally, the increase in revenues reflects sales activity from Agway Energy from the date of the acquisition.

Combined operating and general and administrative expenses of $73.7 million were $5.8 million, or 8.5%, above the prior year quarter of $67.9 million. Operating expenses in the first quarter of fiscal 2004 included a $0.8 million unrealized (non-cash) loss attributable to the mark-to-market on derivative instruments ("FAS 133"), compared to a $1.0 million unrealized loss attributable to FAS 133 in the prior year period. The increase in combined operating and general and administrative expenses is primarily attributable to higher employee compensation and benefit related expenses and higher pension and insurance costs, as well as the addition of the Agway Energy operations.

Depreciation and amortization expense increased 3.7% to $7.2 million, resulting from additional depreciation attributable to the acquired assets. Net interest expense increased $0.8 million, or 9.0%, to $9.7 million in the first quarter of fiscal 2004 compared to $8.9 million in the prior year quarter, primarily as a result of a one-time fee of $1.9 million related to financing commitments for the acquisition of Agway Energy. Substantially all of the assets of Agway Energy were acquired for $206.0 million, subject to adjustments, through a combination of funds raised through an equity offering and the issuance of $175.0 million aggregate principal amount of 6.875% senior unsecured notes due in 2013. Offsetting the impact of the one-time fee of $1.9 million, net interest expense decreased as a result of lower amounts outstanding under our revolving credit facility and $42.5 million lower amounts outstanding under our 7.54% senior notes.

In announcing these results, President and Chief Executive Officer Mark A. Alexander said, "The first quarter of fiscal 2004 marked several milestones for our Partnership, highlighted by the acquisition of the assets of Agway Energy and the successful completion of a concurrent follow-on equity offering and debt offering. Once again, we delivered solid operating results for the quarter despite the warmer than normal temperatures experienced in all of our operating territories. With the successes of this quarter behind us, we now look forward to an exciting new set of challenges, as we integrate the operations of Agway Energy and begin our transformation from a marketer of a single fuel into one that provides multiple energy solutions to well over a million customers nationwide."

The Partnership also declared its quarterly distribution of $0.5875 per Common Unit for the three months ended December 27, 2003. The distribution will be payable on February 10, 2004, to Common Unitholders of record as of February 3, 2004.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,100,000 residential, commercial, industrial and agricultural customers through more than 400 customer service centers in 35 states.

Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended December 27, 2003 and December 28, 2002
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended
	December 27, 2003	December 28, 2002
Revenues
Propane	$187,200	$173,307
Other (a)	33,911	26,281
	221,111	199,588
Costs and expenses
Cost of products sold	110,299	92,481
Operating	63,196	58,873
General and administrative	10,502	9,021
Depreciation and amortization	7,229	6,973
	191,226	167,348
Income before interest expense and provision for income taxes	29,885	32,240
Interest expense, net	9,711	8,856
Income before provision for income taxes	20,174	23,384
Provision for income taxes	83	130
Net income	$20,091	$23,254
General Partner's interest in net income	$508	$591
Limited Partners' interest in net income	$19,583	$22,663
Net income per common unit — basic	$0.71	$0.92
Weighted average number of common units outstanding — basic	27,626	24,631
Net income per common unit — diluted	$0.71	$0.92
Weighted average number of common units outstanding — diluted	27,718	24,679
Supplemental Information:
EBITDA (b)	$37,114	$39,213
Retail propane gallons sold	131,917	139,934

(more)

(a)	Other revenues principally represent amounts generated from the sales of appliances, parts and related services.
(b)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. Moreover, our senior note agreements and our revolving credit agreement require us to use EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA, as determined by us, excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies. The following table sets forth (i) our calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended
	December 27, 2003	December 28, 2002
Net income	$20,091	$23,254
Add:
Provision for income taxes	83	130
Interest expense, net	9,711	8,856
Depreciation and amortization	7,229	6,973
EBITDA	37,114	39,213
Add/(subtract):
Provision for income taxes	(83)	(130)
Interest expense, net	(9,711)	(8,856)
Gain on disposal of property, plant and equipment, net	(82)	(346)
Changes in working capital and other assets and liabilities	(15,677)	(21,503)
Net cash (used in)/provided by operating activities	$11,561	$8,378
Net cash used in investing activities	$(214,995)	$(2,561)
Net cash used in financing activities	$240,315	$(14,591)